Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BRESLER & REINER, INC. (OTC: BRER) REPORTS FULL YEAR 2003 RESULTS

ROCKVILLE, MD – March 30, 2004: Bresler & Reiner, Inc. (the “Company”), reported net income of $9,581,000 or $3.50 per share on revenues of $34,703,000 for the year ended December 31, 2003. In the prior year, the Company reported net income of $6,086,000, or $2.22 per share, on revenues of $56,835,000.

The Company’s net income increased $3,495,000 or 57% over the prior year primarily as a result of gains, net of taxes, totaling $7,130,000 on the sale of a residential apartment complex and a commercial building previously leased to a nursing home operator. These gains helped offset the reduction in income caused by the expiration in September 2002 of a Government Service Agency’s (“GSA”) lease at our Waterfront Complex property, located in Washington, D.C.

The Company’s revenue decreased by $22,132,000 or 39%. The decrease was primarily due to the expiration of the GSA lease, along with decreased home and lot sales as a result of the completion of two of the Company’s residential subdivisions in 2002. The revenue decrease was partially offset by increased revenue as a result of the acquisition in 2003 of revenue producing residential and commercial properties.

Total consolidated assets at December 31, 2003 were $347,926,000 compared to total assets of $243,492,000 at December 31, 2002, an increase of $104,434,000. Consolidated shareholders equity at December 31, 2003 was $128,095,000.

Mr. Sidney M. Bresler, Chief Executive Officer, stated “to help replace revenue that was previously generated from the GSA lease at the Waterfront Complex, we acquired approximately $103,000,000 of commercial, residential and development properties in 2003. We took advantage of the low interest rate environment by obtaining or assuming fixed rate mortgage debt totaling $74,120,000 at an average interest rate of 5.0%. We also obtained $6,000,000 of unsecured variable rate debt.”

Mr. Bresler further stated “the disposition of two of our properties is in line with our overall strategy to divest underperforming or older properties that either do not generate adequate cash returns or do not fit in with our overall goals and objectives.”

Bresler & Reiner, Inc. engages in the acquisition, development and ownership of commercial and residential real estate located in the Washington, DC, Orlando, Florida and Philadelphia, Pennsylvania metropolitan areas. In addition, the Company participates in hotel ownership and management activities in the Washington DC area.

For additional information, contact:

Sidney M. Bresler, CEO

Bresler & Reiner, Inc.

11140 Rockville Pike

Suite 620

Rockville, MD 20852

301 945 4300

BRESLER & REINER, INC.

SUPPLEMENTAL FINANCIAL SUMMARY

	Year Ended December 31,
	2003	2002
Revenues	$34,703,000	$56,835,000
Costs and expenses	33,543,000	49,013,000
Income before income taxes and discontinued operations	1,160,000	7,822,000
Provision (benefit) for income taxes	(589,000)	2,602,000
Income from continuing operations	1,749,000	5,220,000
Income from discontinued operations, net of tax (1)	7,832,000	866,000

Net income	$9,581,000	$6,086,000

Net income per common share	$3.50	$2.22

Weighted average number of common shares outstanding	2,738,606	2,738,751

NOTE:

(1) consists primarily of gains from the sale of a commercial and a residential property